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                                     Exhibit 11

                    COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                                         Years Ended December 31,
                                                         ------------------------
                                                      1997            1996            1995
EARNINGS                                              ----            ----            ----

Earnings from Continuing Operations            $ 6,961,090     $ 4,838,274     $ 4,172,840
Earnings (Loss) from Discontinued Operations    (6,698,240)        178,118       1,461,676
                                               -----------     -----------     -----------

    Net Earnings                               $   262,850     $ 5,016,392     $ 5,634,516
                                               ===========     ===========     ===========
SHARES
------

Weighted Average Number of
Common Shares Outstanding
(See Note)                                       4,806,834       4,756,789       4,724,489
Additional Shares Assuming
Conversion of Stock Options                        125,994         103,766          39,002
                                                 ---------       ---------       ---------
Weighted Average Common Shares
Outstanding and Equivalents                      4,932,828       4,860,555       4,763,491
                                                 =========       =========       =========

Basic Earnings Per Share:
 Earnings From Continuing Operations               $  1.45         $  1.01         $   .89
 Earnings (Loss) From Discontinued Operations        (1.40)            .04             .30
                                                   -------         -------         -------
    Net Earnings                                   $   .05         $  1.05         $  1.19
                                                   =======         =======         =======

Diluted Earnings Per Share:
 Earnings From Continuing Operations               $  1.41         $   .99         $   .88
 Earnings (Loss) From Discontinued Operations        (1.36)            .04             .30
                                                   -------         -------         -------
    Net Earnings                                   $   .05         $  1.03         $  1.18
                                                   =======         =======         =======

Note: All activity during the year has been adjusted for the number of days in the year that the shares were outstanding.

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